 Exhibit 99.1

Verso Corporation to Review First Quarter 2017 Financial Results

MIAMISBURG, Ohio, May 18, 2017 /PRNewswire/ -- Verso Corporation (NYSE: VRS) will hold a conference call today to review financial results for the first quarter of 2017. Earlier this week, net sales of $616 million, a net loss of $21 million, and adjusted EBITDA of $26 million were reported. For the first quarter of 2016, results for the predecessor and successor companies are shown below.

Overview
"Verso is relentlessly pursuing opportunities to successfully adapt to the rapidly evolving coated papers marketplace," said Verso Chief Executive Officer, B. Christopher DiSantis. "We are aggressively reducing our overhead expense by more than 10 percent, and after trimming our mill operational costs by an annualized $68 million in 2016, we've identified another $55 million in productivity and cost reduction opportunities this year. In addition, we are evaluating a variety of low-cost machine conversion projects to aid in our repositioning efforts."

"As we continue to work with our customers to address their evolving business needs, Verso has launched a series of machine glazed natural kraft products produced at our Androscoggin Specialty mill and we have commercialized many new products across our platform in the first quarter with nearly 100 in the pipeline, 19 of which are already in pre-production," DiSantis continued.

Presentation of Predecessor and Successor Financial Results
Verso Corporation (the "Company") adopted fresh-start reporting as of July 15, 2016 (the "Effective Date"), the effective date of its First Modified Third Amended Joint Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code dated June 20, 2016, and the date that Verso emerged from its Chapter 11 cases. As a result of the application of fresh-start reporting, the Company's financial statements for periods prior to the Effective Date are not comparable to those for periods subsequent to the Effective Date. References to "Successor" refer to the Company on or after the Effective Date. References to "Predecessor" refer to the Company prior to the Effective Date. Operating results for the Successor and Predecessor periods are not necessarily indicative of the results to be expected for a full fiscal year. References such as the "Company," "we," "our" and "us" refer to Verso Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate.

Results of Operations – Comparison of Three Months Ended March 31, 2017 to Three Months Ended March 31, 2016

	Predecessor	Successor
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,	Three Month
(Dollars in millions)	2016	2017	$ Change
Net sales	$ 690	$ 616	$ (74)
Costs and expenses:
Cost of products sold (exclusive of depreciation,
amortization and depletion)	618	560	(58)
Depreciation, amortization and depletion	48	33	(15)
Selling, general and administrative expenses	47	33	(14)
Restructuring charges	144	2	(142)
Other operating income	(57)	-	57
Operating loss	(110)	(12)	98
Interest expense	26	9	(17)
Loss before reorganization items, net	(136)	(21)	115
Reorganization items, net	(48)	-	48
Loss before income taxes	(88)	(21)	67
Income tax expense	-	-	-
Net loss	$ (88)	$ (21)	$ 67

Comments to Results of Operations - Comparison of Three Months Ended March 31, 2017 to Three Months Ended March 31, 2016

  Net sales for the first quarter of 2017 were 11% lower than the first quarter of 2016. The sales decline was attributable to both a decrease in total sales volume and a decrease in pricing due to the general softening of demand for coated papers, our capacity reductions at our Androscoggin Mill and the closure of the Wickliffe Mill.
  Gross margin decreased from 10.4% in the first quarter of 2016 to 9.1% in the first quarter of 2017 driven by lower sales volume and pricing, higher input costs, and the effects of accounting policy changes adopted in conjunction with fresh-start accounting.
  Depreciation, amortization and depletion for the first quarter of 2017 was lower than the first quarter of 2016, which was attributable to capacity reductions at our Androscoggin Mill, the closure of the Wickliffe Mill and reduction in the carrying value of our property, plant and equipment as a result of adopting fresh-start accounting.
  SG&A expense reduction was attributable to a decline in spending, reduced pre-reorganization costs as well as a reclassification of 2017 SG&A to cost of products sold attributable to a change in accounting policy adopted in connection with fresh-start accounting.
  Restructuring charges are primarily associated with the announced closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. Restructuring in 2016 consisted primarily of non-cash fixed asset write-down charges from the permanent closure of the Wickliffe Mill.
  Other operating income for the first quarter of 2016 is attributable to the sale of hydroelectric facilities in January 2016.

Guidance

The Company is providing the following guidance:

  2017 Second Quarter
    Sales of $575-595 million
    Price pressures will continue for the foreseeable future
    Capital expenditures of $13-16 million
    Maintenance expense of $60-70 million, heaviest quarter of 2017
  2017 Full Year
    Capital expenditures of $55-65 million, down from $73 million in 2016
    Maintenance costs of $210-220 million, down from approximately $235 million in 2016
    SG&A of $110-115 million
    Cash pension funding of $32-36 million
    Cash taxes of $0-5 million, primarily state income and franchise taxes

Reconciliation of Net Income to Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that Adjusted EBITDA is an operating performance measure commonly used in our industry that provides investors and analysts with a measure of ongoing operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the presented periods:

	Predecessor	Successor
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(Dollars in millions)	2016	2017
Net loss	$ (88)	$ (21)
Income tax expense	-	-
Interest expense, net	26	9
Depreciation, amortization and depletion	48	33
EBITDA	$ (14)	$ 21
Adjustments to EBITDA:
Reorganization items, net (1)	(48)	-
Restructuring charges (2)	144	2
Gains on disposal of assets (3)	(57)	-
Pre-reorganization costs (4)	6	-
Other items, net (5)	9	3
Adjusted EBITDA	$ 40	$ 26

(1)	Net gains associated with the Chapter 11 Cases.
(2)

For 2017, charges are primarily associated with the announced closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. For 2016, charges are primarily associated with the closure of the Wickliffe Mill, of which $137 million is non-cash.

(3)	Realized gains on the sale of assets, which are primarily attributable to the sale of hydroelectric facilities in January 2016.
(4)	Costs incurred in connection with advisory and legal services related to planning for the Chapter 11 Cases.
(5)

For 2017, costs incurred in connection with the re-engineering of information systems, amortization of non-cash incentive compensation, costs associated with the temporary idling of the No. 3 paper machine at the Androscoggin Mill, and miscellaneous other non-recurring adjustments. For 2016, costs associated with the indefinite idling of the Wickliffe Mill, amortization of non-cash incentive compensation, unrealized losses (gains) on energy-related derivative contracts, and miscellaneous non-cash and other earnings adjustments.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed from time to time in Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call on Thursday, May 18, 2017 at 9 a.m. (EDT) to discuss first quarter 2017 results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 1298197 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso's website at http://investor.versoco.com/ by navigating to the Events page. This release and Verso's quarterly report on Form 10-Q for the period ended March 31, 2017, will be made available on Verso's website at http://investor.versoco.com/ by navigating to the Financial Information page.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10107031. The replay will be available starting at 11 a.m. (EDT) Thursday, May 18, 2017, and will remain available until June 18, 2017. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EDT) Thursday, May 18, 2017, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com